SECURITIES AND EXCHANGE COMMISSION
          Washington,  D. C.   20549

          FORM 8-K

          CURRENT REPORT


          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
          1934


          DATE OF REPORT -  SEPTEMBER 26, 1994

          NIAGARA MOHAWK POWER CORPORATION
          --------------------------------
          (Exact name of registrant as specified in its charter)

          State of New York                       15-0265555
          -----------------                       ----------
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification No.)

          Commission file Number 1-2987

          300 Erie Boulevard West                 Syracuse, New York  13202
          (Address of principal executive offices)          (zip code)

          (315)  474-1511
          Registrant's telephone number, including area code
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          Item 5. Other Events

          1.   Sithe/Alcan Update

               In April 1994, the New York State Public  Service Commission
               (PSC) ruled that, in the event Sithe Independence Power Partners Inc. (Sithe) ultimately obtained authority to sell electric power at retail, those retail sales would be subject to a lower level of regulation than the PSC presently imposes on the Company. Sithe, which will sell electricity to Consolidated Edison of New York, Inc. (Con
               Ed) and the Company on a wholesale basis from its 1,040 megawatt natural gas cogeneration plant, plans to provide steam to Alcan Rolled Products (Alcan). Sithe also proposes to sell a portion of its electricity output on a retail basis to Alcan, currently a customer of the Company.

               The PSC has previously ruled that under the Public Service Law Sithe must obtain a PSC certificate before it may use its electricity generating facilities to serve any retail customers. Although Sithe continues to contend that these retail sales are not subject to regulation by the PSC, Sithe has filed an application for authority to provide such services subject to PSC regulation.

               In briefs filed with the PSC on July 26, 1994, the Company stated that retail sales by Sithe's Independence Plant should be prohibited because such transactions would result in higher electricity bills for the Company's other customers, would not further economic efficiency and would not provide economic development benefits.

               The Company maintained that if the PSC nevertheless granted the certificate, the PSC must require that Sithe compensate the Company for any lost revenue so that the Company's remaining customers are not harmed.

               On September 8, 1994, the PSC authorized sales by Sithe of electricity directly to Alcan and to Liberty Paperboard (Liberty), a potential new industrial customer. The Company had opposed such authorizations. In its September 8, 1994 order, the PSC requested comments by September 16, 1994, as to the amount of compensatory payments due the Company with the intention of rendering a decision at its September 22, 1994 session. At the September 22, 1994 session, the decision was postponed for one week. The Company proposed that Sithe should compensate it at the rate of approximately $10 million annually. In his report to the PSC, the Administrative Law Judge (ALJ) recommended that Sithe pay the Company a fee based upon the prices at which Sithe would sell to Alcan. The ALJ recommended a fee structured to produce a net present value of approximately $19.6 million

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               based  on annual  payments  tied to  long-run avoided  costs
               (LRACs).   For  1995,  the ALJ's  recommended  fee would  be
               approximately $3.9 million.  He recommended against a fee in
               connection with Sithe's  sale to Liberty.   On September  2,
               1994, the PSC Staff and Sithe submitted a settlement proposal based on the payment by Sithe to the Company of a fee of $3 million per year for a maximum of 7 1/2 years. The Company cannot predict the outcome of this proceeding, but will continue to press its position aggressively.

          2.   Rate Case Proceedings

               On February 4, 1994, the Company made a combined electric and gas rate filing for rates to be effective January 1, 1995 seeking a $133.7 million (4.3%) increase in electric revenues and a $24.8 million (4.1%) increase in gas revenues. The electric filing includes a proposal to institute a methodology to establish rates beginning in 1996 and running through 1999. The proposal would provide for rate indexing to a quarterly forecast of the consumer price index as adjusted for a productivity factor. The methodology sets a price cap, but the Company could elect not to raise its rates up to the cap. Such a decision would be based on the Company's assessment of the market. The Niagara Mohawk Electric Revenue Adjustment Mechanism (NERAM) and certain expense deferral mechanisms would be eliminated, while the fuel adjustment clause would be modified to cap the Company's exposure to fuel and purchased power cost variances from forecast at $20 million annually. However, certain items (so-called "Z factors") which are not within the Company's control would be outside of the indexing. Such items would include legislative, accounting, regulatory and tax law changes as well as environmental and nuclear decommissioning costs. These items and the existing balances of certain other deferral items, such as Measured Equity Return Incentive Term (MERIT) and demand-side management (DSM), would be recovered or returned using a temporary rate surcharge. The proposal would also establish a minimum return on equity that, if not achieved, would permit the Company to refile for new base rates subject to indexing or to seek some other form of rate relief, although there would be no assurance as to the form or amount of such rate relief, if any. Conversely, in the event earnings exceeded an established maximum allowed return on equity, such excess earnings would be used to accelerate recovery of regulatory assets. The proposal would provide the Company with greater flexibility to adjust prices within customer classes to meet competitive pressures from alternative electric suppliers while increasing the risk that the Company will earn less than its allowed rate of return. Gas rate adjustments beyond 1995 would follow traditional regulatory methodology.

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               The  Company  settled a  motion filed  by  the PSC  Staff to reject the filing as being deficient in support by agreeing to extend the date by which the PSC must rule on the Company's rate request by twelve weeks, to March 29, 1995. The Company would absorb one-half of the costs (the lost margin) arising because of the extension. The remainder of the costs would be recovered through a noncash credit to income, and is dependent upon the amount of rate relief
               ultimately  granted by  the  PSC for  1995.   Based  on  its
               filing, the Company would absorb approximately $28 million. Temporary gas rates would be instituted for the full twelve
               weeks.   This  settlement  of the  PSC  Staff's motion  must
               ultimately be approved by the PSC.

               On August 31, 1994, the PSC Staff proposed an overall decrease in electric revenues from 1994 levels of approximately $146 million, excluding anticipated sales growth. This contrasts with the Company's total revenue increase, excluding sales growth, of $146 million for 1995. Because the Company's total revenue increase reflects an effective date of March 29, 1995, while the PSC Staff's proposal is an annualized amount, the difference between the two positions is approximately $366 million. The more significant adjustments proposed by the PSC Staff include disallowance of $90 million in purchased power payments, made principally to unregulated generators, additional adjustments to the unregulated generator forecast for 1995 for prices, capacity levels and in-service dates of certain projects, reductions in operating and maintenance expenses stemming largely from the PSC Staff's contention that the Company's forecast was unsupported, and assumed increases in revenues from sales to other utilities and transmission revenues. The PSC Staff also proposes to disallow certain unregulated generator buyout costs equal to approximately $12 million in 1995 and to set the electric return on equity at 10.5%, as compared to the Company's request of 11%. The PSC Staff recommends that gas revenues be reduced by $5 million in 1995, while also recommending a return on equity of 10.5% (as opposed to the Company's request of 11.59%). The reduction from the Company's gas proposal relates principally to lower departmental expenses, lower return on equity and higher expected sales in 1995.

               In response to the Company's electric indexing proposal for 1996 through 1999, the PSC Staff proposed the use of a different index, based on the annual change in the national average electricity price, elimination of all of the Company-proposed Z-factors, including those for fuel and purchased power costs, environmental costs, nuclear decommissioning and accounting and tax law changes, and elimination of the minimum and maximum Return on Equity limit. The PSC Staff went well beyond the Company's

                                          4
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               proposal by  recommending a "regulatory regime  that accepts
               market  based  prices  for  utility generation."    The  PSC
               Staff's plan would limit,  in increasing amounts, the amount
               of   embedded   generation   costs  (including   unregulated
               generator costs)  that could be  charged to customers.   The
               reference price each year would be based upon either a reliable market price or the Company's marginal cost of
               generation.   After  such a  10 year  phase-in, the  Company
               would only  be  able to  charge a  market-related price  for
               generation.    The Company  would  be forced  to  absorb the
               difference between its embedded costs and what it could charge customers, regardless of whether its past practices were prudent or even mandated by government action.

               While the PSC Staff's case contains no financial modelling of the potential consequences of its proposal on the Company, such consequences, if the plan is adopted as proposed could be substantial. The PSC Staff's plan is based on a price ceiling rather than a cost of service theory of ratemaking--a departure from the Company's case and all prior New York State rate-making principles in the modern era. It in effect also proposes a substantial but unquantified disallowance with respect to the Company's generating plants and a similar but undifferentiated disallowance with respect to the difference between estimated market costs of power and the amount the Company is required by law and PSC mandate to pay for unregulated generator power. If those elements of the PSC Staff's case were to be implemented as proposed, the Company would also be required to change one of its basic accounting principles (the application of Standard of Financial Accounting Standards (SFAS) No. 71) and incur substantial writeoffs. These writeoffs would arise not only from disallowed plant costs and purchased power costs, but also because the departure from cost-based ratemaking would require that a substantial portion of the $1.4 billion of regulatory assets on the Company's balance sheet would no longer be regarded as recoverable. The Company has not quantified the amounts which might be involved, but they appear to be of an order of magnitude that would adversely affect the Company's ability to access the capital markets on reasonable and customary terms, its dividend paying capacity, its ability to continue to make payments to unregulated generators and even its ability to maintain current levels of service to its customers. Senior members of the PSC Staff and other senior public officials in Albany have made it clear that the PSC trial Staff's proposal was developed independent of consultation with Commissioners, that the trial staff functions independently of those individuals and that the process in this proceeding is far from complete. In the meantime, the Company will continue to aggressively advocate its own position.

                                          5
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               The continued  application of  SFAS 71, "Accounting  for the
               Effects of Certain Types of Regulation" to the financial reports and financial statements of electric utilities, including the Company, as competition continues to expand in the industry will be an issue during this transition period. The Company is unable to predict the outcome of these
               proceedings,   or   the    possible   attendant    financial
               consequences.   However, the Company strongly  believes that
               its unregulated generator administrative practices were prudent and should not be disallowed, that the Company's unregulated generator purchases are in large part the result of government policy and should be recovered at no penalty to the shareholders and that a transition plan to a more
               competitive  environment  must   provide  for  an  equitable
               allocation of transition costs. The ultimate impact on the Company's financial condition will depend on the pace of change in the marketplace, the actions of regulators in response to that change and the actions of the Company in controlling costs and competing effectively while remaining in substantial part a regulated enterprise. The Company is unable to predict the results of the interaction of these factors.

          3.   Early Retirement and Voluntary Separation Program

               On July 29, 1994, the Company announced a plan to achieve further substantial reductions in its staffing levels in an effort to bring the Company's staffing levels and work practices more into line with other peer group utilities and become more competitive in its cost structure. The plan includes an early retirement program and a voluntary separation program for management employees not eligible for early retirement. On August 30, 1994, union employees, representing approximately 70% of the Company's workforce, approved amendments to the current labor agreement with the Company which offers union employees the early retirement and voluntary separation plans, in exchange for a negotiated package of work rule changes. Passage came with approval of 55.6% of those voting. Employees now have until October 17, 1994 to choose to participate in these programs. The Company is unable to predict the size of the reduction of staff and associated cost reductions or the cost of the early retirement and voluntary separation programs. While the Company generally intends to pass the savings from the program back to customers in 1995, it has not determined the method by which the passback would be accomplished. Based on current Company estimates, 1994 cash outlays in connection with the program are not expected to be material. Although the staffing reductions are expected to produce long term savings, the Company may be required to record a charge against earnings in the fourth quarter of 1994. In the event a charge against income would otherwise be

                                          6
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               required,  the  Company may  decide  to  seek recovery  from customers of all or a portion of the cost of the program, but can provide no assurance that the PSC would approve such recovery.

















































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          4.   Credit Ratings

               On September 8, 1994, Moody's Investors Service placed the credit ratings of the Company under review for possible downgrade. The review was prompted by both the PSC's September 8 decision on Sithe/Alcan and the August 31 proposal from the PSC Staff to reduce the Company's electric and gas rates over the next five years. Moody's current rating for the Company's senior secured debt is Baa2.

               On September 9, 1994, Standard and Poor's (S&P) placed its ratings on the Company, Con Ed and Long Island Lighting Company on credit watch with negative implications. This action by S&P reflects continued concern about a shift in the regulatory environment in New York State that would be even more hostile to the financial health of the state's utilities. S&P's current rating for the Company's senior secured debt is BBB-, the lowest investment grade rating.

               Duff and Phelps is also monitoring New York State utilities following recent negative ratemaking recommendations by the PSC Staff.































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              NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES


                                      SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           NIAGARA MOHAWK POWER CORPORATION
                                                     (Registrant)



          Date:  September 26, 1994      By   /s/ Steven W. Tasker
                                             Steven W. Tasker
                                             Vice President-Controller  and
                                             Principal Accounting  Officer,
                                             in his respective capacities
                                             as such




























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